AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 2008

    REGISTRATION NO. 333-152163

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEONODE INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1517641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Warfvingesväg 45
SE-112 51 Stockholm
Sweden
+468 678 18 50
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Brunton
Chief Financial Officer
Neonode Inc.
4000 Executive Parkway, Suite 200
San Ramon, CA 94583
(925) 355-7700
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Don Reinke, Esq.
Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, California 94111
(415) 543-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26,  2008

PROSPECTUS

6,408,480 SHARES

COMMON STOCK

This prospectus relates to the resale of  (i)1,662,467 shares of common stock, $0.001 par value per share (“Common Stock”), of Neonode Inc., a Delaware corporation, and (ii) 4,746,013 shares of Common Stock issuable upon the exercise of warrants, that the selling stockholders named in this prospectus or any prospectus supplement may offer from time to time. The selling stockholders are those holders named in the table under the section entitled “Selling Stockholders” beginning on page 15 of this prospectus or named in a supplement to this prospectus.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants for shares of our common stock. We will bear the cost of the registration of these shares.

Subject to the restrictions described in this prospectus, the selling stockholders (directly, or through agents or dealers designated from time to time) may sell the shares of our common stock being offered by this prospectus from time to time, on terms to be determined at the time of sale. The prices at which these selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the NASDAQ Capital Market under the symbol “NEON.” On August 25, 2008, the last reported sales price of our common stock, as reported on the NASDAQ Capital Market, was $0.24 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                                       , 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement hereto. We have not authorized, and the selling stockholders may not authorize, any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, on behalf of the selling stockholders, who are named in the table under the section entitled “Selling Stockholders” beginning on page 15 of this prospectus, using a “shelf” registration or continuous offering process. Under this shelf registration process, the selling stockholders may from time to time until the registration statement is withdrawn from registration by us, sell the shares of our common stock being offered pursuant to this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by any selling stockholder may be set forth in an accompanying prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part. The selling stockholders may not authorize anyone to provide you with different information. We are not, and the selling stockholders are not, making an offer of the shares of our common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

In this prospectus, we refer to Neonode Inc. as “we,” “us,” “our,” the “company” or “Neonode.” References to “selling stockholders” refers to those holders of our common stock listed herein under “Selling Stockholders,” who may sell shares from time to time as described in this prospectus. All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders.

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference herein, carefully. See “Where You Can Find More Information” on page 24 for information regarding the documents incorporated by reference herein. In addition, investing in our common stock involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Overview

Historically, we designed, manufactured and sold embedded communications hardware and storage software products. Our hardware business generated the overwhelming majority of our sales and cash flow. Our business was characterized by a concentration of sales to a small number of OEMs and distributors who provide products and services to the communications and data storage markets. On March 30, 2007, we sold our hardware business to One Stop Systems, Inc. for $2.2 million in cash. We received $1.7 million of the cash on the date of the sale and an additional $500,000 in cash on June 5, 2007. In addition, One Stop assumed the lease for the building housing our San Ramon offices and certain equipment leases. As part of the sale, we transferred our entire inventory and the engineering and test equipment used to support the hardware business to One Stop. As of March 30, 2007, we no longer participate in the embedded communications hardware business.

On August 10, 2007, we completed a merger with Old Neonode, a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated January 19, 2007 and amended on May 16, 2007, referred to in this prospectus as the Merger Agreement. The merger was treated as a recapitalization and issuance of shares by Old Neonode for the net cash of SBE for accounting purposes and as such, the historical financial statements of Old Neonode became the historical financial statements of New Neonode. As a result of the merger, we changed our name from “SBE, Inc.” to “Neonode Inc.” Effective as of the merger, the business and operations of Old Neonode prior to the merger became our primary business and operations. Unless the context otherwise requires, all references herein to “Neonode” refer to Private Neonode prior to the Merger, and Neonode Inc. (formally known as SBE, Inc.) and its wholly-owned subsidiaries after the Merger.

Our business is now focused on a combination of licensing our touchscreen technology to other companies and developing and selling our own products using our technology in mobile device markets. The cornerstone of our business is our innovative patent pending touchscreen solutions. We believe that in the future keyboards and keypads with moving parts will become obsolete and that our touchscreen solutions and technologies will be at the forefront of a new wave of input technologies that will be able to run everything from small mobile devices to large industrial applications.

We believe our current product, the Neonode N2, is the world’s smallest touchscreen mobile phone handset. The N2 fits in the palm of your hand and is designed to allow the user to navigate the menus and functions with simple finger-based taps and sweeps. The N2 incorporates our patent pending touchscreen and other proprietary technologies to deliver a mobile phone with a completely unique user experience that doesn’t require keypads, buttons or other moving parts.

The first model of our touchscreen multimedia mobile phone, the N1, was released in November 2004. The N1 was primarily a concept phone that was sold in limited quantities from late 2004 to early 2006. The N2 is our first production-quality product. We began shipping the N2 to customers in mid-July 2007 and resumed shipments of the N2 in the second quarter of 2008 following our voluntary recall and stopping shipments in the first quarter of 2008.

Corporate Headquarters

As a result of the merger with Old Neonode, our corporate headquarters moved to Stockholm, Sweden, although we continue to maintain a U.S. office in San Ramon, California. Our headquarters are located at Warfvingesväg 45, SE-112 51 Stockholm, Sweden and our telephone number at this address is 468 678 18 50. Our office in the U.S. is located at 4000 Executive Parkway, Suite 200, San Ramon, California 94583 and our telephone number at this address is (925) 355-7700. Our website address is www.neonode.com. Information contained on our website, or that can be accessed through our website, is not a part of this prospectus.

See the section entitled “Where You Can Find More Information” on page 24.

The Offering

This prospectus relates to the resale by certain selling stockholders of up to 6,408,480 shares of our common stock, including 4,746,013 shares issuable upon the exercise of certain warrants to purchase shares of our common stock. The number of shares (and shares issuable upon exercise of warrants) being registered represents 18.4% of our shares issued and outstanding and 49.5% of our shares issued and outstanding held by persons other than the selling stockholders, affiliates of our Company or affiliates of the selling stockholders, in each case based on 29,979,493 shares of common stock issued and outstanding as of August 12, 2008 (and assuming the exercise of the warrants for the shares being registered hereby). We will not receive any proceeds from the sale of securities by the selling stockholders listed herein.

The selling stockholders may sell the shares of common stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Furthermore, the selling stockholders may effectuate such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling stockholders may be deemed to be “underwriters,” as defined in the Securities Act. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any selling stockholders’ securities as principals, any profits received by such broker-dealers on the resale of the selling stockholders’ securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling stockholders’ securities offered by selling stockholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling stockholders’ securities will be borne by the selling stockholders.  Based on information provided to us by the selling stockholders, to our knowledge, none of the selling stockholders have an existing short position in our common stock as of the date of this prospectus.

See the section entitled “Plan of Distribution” beginning on page 22.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NEON.” Our common stock is currently at risk for delisting from the NASDAQ Capital Market. See “Risk Factors – Risks Related to Our Business” for more information regarding this risk.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or incorporated by reference herein or therein. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We will require additional capital in the future to fund our operations, which capital may not be available on commercially attractive terms or at all.

We will require sources of capital in addition to cash on hand to continue operations and to implement our strategy. In March 2008, we closed an aggregate of $4.0 million, net of offering expenses, of private equity financing and in May 2008, we closed an aggregate of $4.2 million, net of offering expenses, of private equity financing. We project that we have sufficient liquid assets to continue operating into the end of the third quarter of 2008. We estimate that we will need a minimum of approximately $7 million to $10 million of additional cash from a combination of revenue growth and additional financings to fund operating expenses and capital expenditures for the twelve-months ending June 30, 2009. We are currently evaluating different financing alternatives including, but not limited to, selling shares of our common stock or issuing notes that may be converted in shares of our common stock, which could result in the issuance of additional shares. If our operations do not become cash flow positive as projected, we will be forced to seek credit line facilities from financial institutions, additional private equity investment or debt arrangements. No assurances can be given that we will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to adequately fund our business plans and it could have a negative effect on our business, results of operations and financial condition. We may even be required to cease operations. In such event, you may lose a portion or all of your investment. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our common stock and cause the market price to fall, and the issuance of debt securities could impose restrictive covenants that could impair our ability to engage in certain business transactions.

Our common stock is at risk for delisting from the NASDAQ Capital Market. If it is delisted, our stock price and your liquidity may be impacted.

Our common stock is listed on the NASDAQ Capital Market under the symbol NEON. In order for our common stock to continue to be listed on the NASDAQ Capital Market, we must satisfy various listing maintenance standards established by NASDAQ. Among other things, as such requirements pertain to us, we are required to have stockholders’ equity of at least $2.5 million or a market capitalization of $35 million and our common stock must have a minimum closing bid price of $1.00 per share. On May 29, 2008, we received a NASDAQ Staff deficiency letter indicating that the market value of our listed securities had been below the minimum $35 million requirement for continued inclusion under its listing standards (the “Market Capitalization Rule”), and provided us until June 30, 2008 to demonstrate compliance. On July 1, 2008, we received a NASDAQ Staff Determination letter stating that we had not regained compliance with the Market Capitalization Rule and, unless we request an appeal of this determination, trading of our common stock will be suspended at the opening of business on July 10, 2008 and NASDAQ will remove our securities from listing and registration on the NASDAQ Capital Market. We have requested an appeal of the determination with the NASDAQ Listing Qualifications Panel (the “Panel”), which stays the suspension of our securities pending the Panel’s decision and are scheduled to appear before the Panel on August 28, 2008. In addition, on July 3, 2008, we received a NASDAQ Staff deficiency letter indicating that for the last 30 consecutive days, the bid price for our common stock had closed below the $1.00 minimum requirement for continued inclusion under its listing standards (the “Minimum Bid Price Rule”), and provided us 180 days (or until December 30, 2008) to regain compliance. In light of the recent closing bid prices for shares of our common stock and our results of operations, there is no guarantee that we will be able to meet the continued listing standards of the NASDAQ Capital Market during this period of time and there can be no assurance that the Panel will grant our appeal. If our appeal is not successful, our common stock will be delisted from the NASDAQ Capital Market and our stock price and your liquidity may be impacted.

Our vendors may deny our requests to delay or reduce the payment of amounts owed to them or to cancel shipments of materials and products purchased from and to allow us to return unused materials and products already received from them.

We are indebted to vendors in excess of $8 million and have cash resources totaling $2.1 million at June 30, 2008. We are not generating cash from operations and have been incurring significant losses. We have been funding our operations primarily with cash proceeds raised through the sale of notes that are convertible into our common stock, shares of our common stock and warrants. Unless we are able to increase our revenues and decrease expenses substantially and secure an external funding source, we may not be able to pay our vendors the amount due them and we will not have sufficient cash to support our operations for the next six months.

Our vendors may not allow us to return unused materials or renegotiate amounts owed them, or they may resort to legal action to try to enforce payment in full pursuant to the terms or the original payment commitment.

Our independent registered public accounting firm issued a going concern opinion on our financial statements, questioning our ability to continue as a going concern.

Due to our need to raise additional financing to fund our operations and satisfy obligations as they become due, our independent registered public accounting firm has included an explanatory paragraph in its report on our December 31, 2007 consolidated financial statements regarding its substantial doubt as to our ability to continue as a going concern. This may have a negative impact on the trading price of our common stock and adversely impact our ability to obtain necessary financing.

We have never been profitable and we anticipate significant additional losses in the future.

Neonode was formed in 2006 as a holding company owning and operating Neonode AB, which was formed in 2004 and has been primarily engaged in the business of developing and selling mobile phones. We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. Our success will depend on many factors, including, but not limited to:

•	the growth of mobile telephone usage;
•	the efforts of our marketing partners;
•	the level of competition faced by us; and
•	our ability to meet customer demand for products and ongoing service.

In addition, we have experienced substantial net losses in each fiscal period since our inception. These net losses resulted from a lack of substantial revenues and the significant costs incurred in the development of our products and infrastructure. Our ability to continue as a going concern is dependent on our ability to raise additional funds and implement our business plan. In addition, in accordance with Swedish law, our subsidiary, Neonode AB, is required to maintain positive shareholder equity, and in certain circumstances, its board members may incur personal liability if such requirement is not met, or it may face forced liquidation. We are currently addressing this issue, and are considering raising additional equity sufficient to restore shareholder equity to a positive balance.

Our limited operating history and the emerging nature of our market, together with the other risk factors set forth in this report, make prediction of our future operating results difficult. There can also be no assurance that we will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

If we fail to develop and introduce new products and services successfully and in a cost effective and timely manner, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services that are appealing to our customers and end users with acceptable quality, prices and terms, we will not be able to compete effectively and our ability to generate revenues will suffer.

The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs or technological trends accurately, or we are unable to complete the development of products and services in a cost effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers. In addition, there may be unexpected problems with our new products. For example, we stopped shipments of our N2 phones in the first quarter of 2008 and undertook a voluntary recall after we discovered a technical issue that affected the quality of reception of our phones in the 900 Megahertz bandwith and lower. Although we corrected the problem and resumed shipments in the second quarter of 2008, we neverthless have since had to reevaluate our selling efforts, and had to record a $7.7 million write-down of our inventory in the second quarter of 2008 (reducing the value of our inventory to $6.0 million as at June 30, 2008).

As we introduce new or enhanced products or integrate new technology into new or existing products, we face risks including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, inability to deliver sufficient supplies of new products to meet customers’ demand, possible product and technology defects, and a potentially different sales and support environment. Premature announcements or leaks of new products, features or technologies may exacerbate some of these risks. Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business, results of operations and financial condition.

We are dependent on third parties to manufacture and supply our products and components of our products.

Our products are built by a production partner. Although we provide our production partner with key performance specifications for the phones, our production partner could:

•	manufacture phones with defects that fail to perform to our specifications;
•	fail to meet delivery schedules; or
•	fail to properly service phones or honor warranties.

Any of the foregoing could adversely affect our ability to sell our products and services, which, in turn, could adversely affect our revenues, profitability and liquidity, as well as our brand image.

We may become highly dependent on wireless carriers for the success of our products.

Our business strategy includes significant efforts to establish relationships with international wireless carriers. We cannot assure you that we will be successful in establishing new relationships, or maintaining such relationships, with wireless carriers or that these wireless carriers will act in a manner that will promote the success of our multimedia phone products. Factors that are largely within the control of wireless carriers, but which are important to the success of our multimedia phone products, include:

•	testing of our products on wireless carriers’ networks;
•	quality and coverage area of wireless voice and data services offered by the wireless carriers;
•	the degree to which wireless carriers facilitate the introduction of and actively market, advertise, promote, distribute and resell our multimedia phone products;
•	the extent to which wireless carriers require specific hardware and software features on our multimedia phone to be used on their networks;
•	timely build out of advanced wireless carrier networks that enhance the user experience for data centric services through higher speed and other functionality;
•
contractual terms and conditions imposed on them by wireless carriers that, in some circumstances, could limit our ability to make similar products available through competitive carriers in some market segments;

•	wireless carriers’ pricing requirements and subsidy programs; and
•	pricing and other terms and conditions of voice and data rate plans that the wireless carriers offer for use with our multimedia phone products.

For example, flat data rate pricing plans offered by some wireless carriers may represent some risk to our relationship with such carriers. While flat data pricing helps customer adoption of the data services offered by carriers and therefore highlights the advantages of the data applications of its products, such plans may not allow its multimedia phones to contribute as much average revenue per user to wireless carriers as when they are priced by usage, and therefore reduces our differentiation from other, non-data devices in the view of the carriers. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of our wireless solutions could be less than anticipated and our revenues and results of operations could be adversely affected.

Wireless carriers have substantial bargaining power as we enter into agreements with them. They may require contract terms that are difficult for us to satisfy, which could result in higher costs to complete certification requirements and negatively impact our results of operations and financial condition. Moreover, we may not have agreements with some of the wireless carriers with whom they will do business and, in some cases, the agreements may be with third-party distributors and may not pass through rights to us or provide us with recourse or contact with the carrier. The absence of agreements means that, with little or no notice, these wireless carriers could refuse to continue to purchase all or some of our products or change the terms under which they purchase our products. If these wireless carriers were to stop purchasing our products, we may be unable to replace the lost sales channel on a timely basis and our results of operations could be harmed.

Wireless carriers could also significantly affect our ability to develop and launch products for use on their wireless networks. If we fail to address the needs of wireless carriers, identify new product and service opportunities, or modify or improve our multimedia phone products in response to changes in technology, industry standards or wireless carrier requirements, our products could rapidly become less competitive or obsolete. If we fail to timely develop products that meet carrier product planning cycles or fail to deliver sufficient quantities of products in a timely manner to wireless carriers, those carriers may choose to emphasize similar products from our competitors and thereby reduce their focus on its products which would have a negative impact on our business, results of operations and financial condition.

Carriers, who control most of the distribution and sale of, and virtually all of the access for, multimedia phone products could commoditize multimedia phones, thereby reducing the average selling prices and margins for our products which would have a negative impact on our business, results of operations and financial condition. In addition, if carriers move away from subsidizing the purchase of mobile phone products, this could significantly reduce the sales or growth rate of sales of mobile phone products. This could have an adverse impact on our business, revenues and results of operations.

As we build strategic relationships with wireless carriers, we may be exposed to significant fluctuations in revenue for our multimedia phone products.

Because of their large sales channels, wireless carriers may purchase large quantities of our products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending on end-customer demand and inventory levels required by the carriers. As we develop new strategic relationships and launch new products with wireless carriers, our revenue could be subject to significant fluctuation based on the timing of carrier product launches, carrier inventory requirements, marketing efforts and our ability to forecast and satisfy carrier and end-customer demand. We do not have a history of selling to wireless carriers and as a result do not have do not have a basis for estimating what the potential fluctuations in our revenue will be from the sale of our multimedia phones.

The mobile communications industry is highly competitive and many of our competitors have significantly greater resources to engage in product development, manufacturing, distribution and marketing.

The mobile communications industry, in which we are engaged, is a highly competitive business with companies of all sizes engaged in business in all areas of the world, including companies with far greater resources than we have. There can be no assurance that other competitors, with greater resources and business connections, will not compete successfully against us in the future. Our competitors may adopt new technologies that reduce the demand for our products or render our technologies obsolete, which may have a material adverse effect on the cost structure and competitiveness of our products, possibly resulting in a negative effect on our revenues, profitability or liquidity.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because we sell our products worldwide and most of the facilities where our devices are manufactured, distributed and supported are located outside the United States, our business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;
•	the impact of recessions in the global economy or in specific sub economies;
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	changes in international relations;
•	trade protection measures and import or export licensing requirements;
•	changes in tax laws;
•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for them and our officers and directors who they indemnify;
•	difficulty in managing widespread sales operations; and
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, we are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business and results of operations could be harmed by decreases in demand for our products or reductions in margins.

While we sell our products worldwide, one component of our strategy is to expand our sales efforts in countries with large populations and propensities for adopting new technologies. We have limited experience with sales and marketing in some of these countries. There can be no assurance that we will be able to market and sell our products in all of our targeted international markets. If our international efforts are not successful, our business growth and results of operations could be harmed.

We must significantly enhance our sales and product development organizations.

We will need to improve the effectiveness and breadth of our sales operations in order to increase market awareness and sales of our products, especially as we expand into new markets. Competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. Likewise, our efforts to improve and refine our products require skilled engineers and programmers. Competition for professionals capable of expanding our research and development organization is intense due to the limited number of people available with the necessary technical skills. If we are unable to identify, hire or retain qualified sales, marketing and technical personnel, our ability to achieve future revenue may be adversely affected.

We are dependent on the services of our key personnel.

We are dependent on our current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on our operations and prospects.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including patent or trademark applications or registrations. Even if our patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to them or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time consuming, regardless of the merits of any claim, and could divert attention of our management from operating the business. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third party copying or use. The unauthorized use of our technology or of our proprietary information by competitors could have an adverse effect on our ability to sell our products.

We have an international presence in countries whose laws may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

As part of our business strategy, we target customers and relationships with suppliers and original distribution manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which we do business may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

If we do not correctly forecast demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient or cost effective quantities of our products or production materials, and our revenues, cost of revenues and financial condition could be adversely impacted.

The demand for our products depends on many factors, including pricing and channel inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and enterprise preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key sales channel partners. It is particularly difficult to forecast demand by individual variations of the product, such as the color of the casing or size of memory. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials. This could adversely impact our revenues, cost of revenues and financial condition.

We rely on third parties to sell and distribute our products and we rely on their information to manage our business. Disruption of our relationship with these channel partners, changes in their business practices, their failure to provide timely and accurate information or conflicts among its channels of distribution could adversely affect our business, results of operations and financial condition.

The distributors, wireless carriers, retailers and resellers who sell or distribute our products also sell products offered by our competitors. If our competitors offer our sales channel partners more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry our products. In addition, certain of our sales channel partners could decide to de-emphasize the product categories that we offer in exchange for other product categories that they believe provide higher returns. If we are unable to maintain successful relationships with these sales channel partners or to expand our distribution channels, our business will suffer.

Because we intend to sell our products primarily to distributors, wireless carriers, retailers and resellers, we are subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of its strategic interest in assisting them in balancing inventories. In addition, these sales channel partners could modify their business practices, such as inventory levels, or seek to modify their contractual terms, such as return rights or payment terms. Unexpected changes in product return requests, inventory levels, payment terms or other practices by these sales channel partners could negatively impact our business, results of operations and financial condition.

We will rely on distributors, wireless carriers, retailers and resellers to provide us with timely and accurate information about their inventory levels as well as sell-through of products purchased from us. We will use this information as one of the factors in our forecasting process to plan future production and sales levels, which in turn will influence our public financial forecasts. We will also use this information as a factor in determining the levels of some of our financial reserves. If we do not receive this information on a timely and accurate basis, our results of operations and financial condition may be adversely impacted.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-customers, and there is also competition among Internet-based resellers. We also sell our products directly to end-customers from our Neonode.com web site. These varied sales channels could cause conflict among our channels of distribution, which could harm our business, revenues and results of operations.

If our multimedia phone products do not meet wireless carrier and governmental or regulatory certification requirements, we will not be able to compete effectively and our ability to generate revenues will suffer.

We are required to certify our multimedia phone products with governmental and regulatory agencies and with the wireless carriers for use on their networks. The certification process can be time consuming, could delay the offering of our products on carrier networks and affect our ability to timely deliver products to customers. As a result, carriers may choose to offer, or consumers may choose to buy, similar products from our competitors and thereby reduce their purchases of our products, which would have a negative impact on our products sales volumes, our revenues and our cost of revenues.

We depend on our suppliers, some of which are the sole source and some of which are our competitors, for certain components, software applications and elements of our technology, and our production or reputation could be harmed if these suppliers were unable or unwilling to meet our demand or technical requirements on a timely and/or a cost-effective basis.

Our multimedia products contain software applications and components, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, which are procured from a variety of suppliers, including some who are our competitors. The cost, quality and availability of software applications and components are essential to the successful production and sale of our device products. For example, media player applications are critical to the functionality of our multimedia phone devices.

Some components, such as screens and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers. Alternative sources are not always available or may be prohibitively expensive. In addition, even when we have multiple qualified suppliers, we may compete with other purchasers for allocation of scarce components. Some components come from companies with whom we compete in the multimedia phone device market. If suppliers are unable or unwilling to meet our demand for components and if we are unable to obtain alternative sources or if the price for alternative sources is prohibitive, our ability to maintain timely and cost-effective production of our multimedia phone will be harmed. Shortages affect the timing and volume of production for some of our products as well as increasing our costs due to premium prices paid for those components. Some of our suppliers may be capacity-constrained due to high industry demand for some components and relatively long lead times to expand capacity.

If we are unable to obtain key technologies from third parties on a timely basis and free from errors or defects, we may have to delay or cancel the release of certain products or features in our products or incur increased costs.

We license third-party software for use in our products, including the operating systems. Our ability to release and sell our products, as well as our reputation, could be harmed if the third-party technologies are not delivered to customers in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of our products and we are unable to obtain alternative technologies on a timely and cost effective basis to use in our products. As a result, our product shipments could be delayed, our offering of features could be reduced or we may need to divert our development resources from other business objectives, any of which could adversely affect our reputation, business and results of operations.

Our product strategy is to base our products on software operating systems that are commercially available to competitors.

Our multimedia phone is based on a commercially available version of Microsoft’s Windows CE. We cannot assure you that we will be able to maintain this licensing agreement with Microsoft and that Microsoft will not grant similar rights to our competitors or that we will be able to sufficiently differentiate our multimedia phone from the multitude of other devices based on Windows CE.

In addition, there is significant competition in the operating system software and services market, including proprietary operating systems such as Symbian and Palm OS, open source operating systems, such as Linux, other proprietary operating systems and other software technologies, such as Java and RIM’s licensed technology. This competition is being developed and promoted by competitors and potential competitors, some of which have significantly greater financial, technical and marketing resources than we have, such as Access, Motorola, Nokia, Sony-Ericsson and RIM. These competitors could provide additional or better functionality than we do or may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. Competitors in this market could devote greater resources to the development, promotion and sale of their products and services and the third-party developer community, which could attract the attention of influential user segments.

If we are unable to continue to differentiate the operating systems that we include in our mobile computing devices, our revenues and results of operations could be adversely affected.

The market for multimedia phone products is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect our revenues, results of operations and financial condition, particularly given our size, limited resources and lack of diversification.

We operate in the multimedia phone market, which has seen significant growth during the past years. We cannot assure you that this significant growth in the sales of multimedia devices will continue. If we are unable to adequately respond to changes in demand for our products, our revenues and results of operations could be adversely affected. In addition, as our products mature and face greater competition, we may experience pressure on our product pricing to preserve demand for our products, which would adversely affect our margins, results of operations and financial condition.

This reliance on the success of and trends in our industry is compounded by the size of our organization and our focus on multimedia phones. These factors also make us more dependent on investments of our limited resources. For example, we face many resource allocation decisions, such as: where to focus our research and development, geographic sales and marketing and partnering efforts; which aspects of our business to outsource; and which operating systems and email solutions to support. Given the size and undiversified nature of our organization, any error in investment strategy could harm our business, results of operations and financial condition.

Our products are subject to increasingly stringent laws, standards and other regulatory requirements, and the costs of compliance or failure to comply may adversely impact our business, results of operations and financial condition.

Our products must comply with a variety of laws, standards and other requirements governing, among other things, safety, materials usage, packaging and environmental impacts and we must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions where our products are sold. Many of our products must meet standards governing, among other things, interference with other electronic equipment and human exposure to electromagnetic radiation. Failure to comply with such requirements can subject us to liability, additional costs and reputational harm and in severe cases prevent us from selling our products in certain jurisdictions.

For example, many of our products are subject to laws and regulations that restrict the use of lead and other substances and require producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of our products when they have reached the end of their useful life. In Europe, substance restrictions began to apply to the products sold after July 1, 2006, when new recycling, labeling, financing and related requirements came into effect. Failure to comply with applicable environmental requirements can result in fines, civil or criminal sanctions and third-party claims. If products we sell in Europe are found to contain more than the permitted percentage of lead or another listed substance, it is possible that we could be forced to recall the products, which could lead to substantial replacement costs, contract damage claims from customers, and reputational harm. We expect similar requirements in the United States, China and other parts of the world.

As a result of these new European requirements and anticipated developments elsewhere, we are facing increasingly complex procurement and design challenges, which, among other things, require us to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and re-designing products so that they comply with these and the many other requirements applicable to them.

Allegations of health risks associated with electromagnetic fields and wireless communications devices, and the lawsuits and publicity relating to them, regardless of merit, could adversely impact our business, results of operations and financial condition.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields, or radio signals, from base stations and from the use of mobile devices. While a substantial amount of scientific research by various independent research bodies has indicated that these radio signals, at levels within the limits prescribed by public health authority standards and recommendations, present no evidence of adverse effect to human health, we cannot assure you that future studies, regardless of their scientific basis, will not suggest a link between electromagnetic fields and adverse health effects. Government agencies, international health organizations and other scientific bodies are currently conducting research into these issues. In addition, other mobile device companies have been named in individual plaintiff and class action lawsuits alleging that radio emissions from mobile phones have caused or contributed to brain tumors and the use of mobile phones pose a health risk. Although our products are certified as meeting applicable public health authority safety standards and recommendations, even a perceived risk of adverse health effects from wireless communications devices could adversely impact use of wireless communications devices or subject them to costly litigation and could harm our reputation, business, results of operations and financial condition.

Changes in financial accounting standards or practices may cause unexpected fluctuations in and may adversely affect our reported results of operations.

Any change in financial accounting standards or practices that cause a change in the methodology or procedures by which we track, calculate, record and report our results of operations or financial condition or both could cause fluctuations in and adversely affect our reported results of operations and cause our historical financial information to not be reliable as an indicator of future results.

Wars, terrorist attacks or other threats beyond our control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the United States, Europe and world economy in general, and consumer confidence and spending in particular, which could harm our business, results of operations and financial condition.

RISKS RELATED TO OWNING OUR COMMON STOCK

If we continue to experience losses, we could experience difficulty meeting our business plan and our stock price could be negatively affected.

If we are unable to gain market acceptance of our mobile phone handsets, we will experience continuing operating losses and negative cash flow from our operations. Any failure to achieve or maintain profitability could negatively impact the market price of our common stock. We anticipate that we will continue to incur product development, sales and marketing and administrative expenses. As a result, we will need to generate significant quarterly revenues if we are to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. Our business strategy may not be successful, and we may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm our ability to achieve and maintain profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

•	actual or anticipated fluctuations in our operating results or future prospects;
•	our announcements or our competitors’ announcements of new products;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes in our growth rates or our competitors’ growth rates;
•	developments regarding our patents or proprietary rights or those of our competitors;
•	our inability to raise additional capital as needed;
•	concern as to the efficacy of our products;
•	changes in financial markets or general economic conditions;
•	sales of common stock by us or members of our management team;
•	certain anti-dilution features included in certain securities issued in prior financing transactions; and
•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

If registration rights that we have previously granted are exercised, then the price of our common stock may be adversely affected.

In addition to the shares being registered in this registration statement (of which this prospectus forms a part), we have also agreed to register with the SEC the shares of common stock issued to former Neonode stockholders in connection with the merger and to participants in private placement fundings we completed in March 2008 and May 2008. In the event these securities are registered with the SEC, they may be freely sold in the open market, subject to trading restrictions to which our insiders holding the shares may be subject from time to time. In the event that we fail to register such shares in a timely basis, we may have liabilities to such stockholders. We expect that we also will be required to register any securities sold in future private financings. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of our common stock to decline or become highly volatile.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing patents, technologies, products, plans and objectives of management, markets for stock of Neonode and other matters. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Neonode, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors,” may affect the operations, performance, development and results of our business. Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You are advised to read carefully the section titled “Risk Factors” beginning on page 4 of this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to Neonode or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of our common stock being offered under this prospectus is being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock by or for the account of the selling stockholders. Any proceeds that we receive from the exercise of outstanding warrants will be used for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments and any other purposes that we may specify in any prospectus supplement. There can be no assurance that any of the warrants will be exercised.

SELLING STOCKHOLDERS

On August 10, 2007, in connection with the Merger and pursuant to the terms of the Merger Agreement, we issued approximately 20.4 million shares of our common stock and assumed outstanding options and warrants to purchase an additional 7.9 million shares of our common stock. For more information regarding the Merger, see “Prospectus Summary—Overview.” Pursuant to the terms of the Merger Agreement, we are still required to register for resale the shares of common stock issuable upon the exercise of the warrants issued or assumed in connection with the Merger, of which 2,096,156 warrants exercisable at a price of $2.83 per share remain issued and outstanding, and for which 1,659,449 shares of common stock issuable upon the exercise of warrants exercisable at a price of $2.83 per share are being registered for resale hereunder.

On March 4, 2008, we sold an aggregate 1,800,000 shares of our common stock in a private placement to accredited investors (the “March Investors”) for $2.50 per share and received net proceeds of approximately $4,000,000 after placement agent fees and offering expenses (the “March Financing”). Under the terms of the Subscription Agreement dated March 4, 2008 relating to the March Financing, we granted the March Investors piggyback registration rights in respect of the 1,800,000 shares of common stock acquired in the March Financing. Piggyback registration means that we agreed to include such shares in the next registration statement we filed with the SEC, subject to limited exceptions. In addition to the 1,800,000 shares of our common stock we issued to the March Investors in the March Financing, of which 752,000 shares are being registered for resale hereunder, we also issued an aggregate of 207,492 shares of our common stock to investors who participated in the September 2007 private placement pursuant to anti-dilution provisions contained in the September 2007 private placement transaction documents (the “Anti-Dilution Shares”). We had previously agreed to register the Anti-Dilution Shares for resale under the provisions contained in the September 2007 private placement transaction documents and 131,829 such Anti-Dilution Shares are being registered for resale hereunder. Empire Asset Management Company acted as financial advisor in the private placement, and in addition to investing $30,000 for shares as an investor in the transaction, Empire Asset Management Company received compensation in connection with the March Financing of approximately $450,000 in cash and 120,000 shares of our common stock. We did not grant Empire Asset Management Company piggyback registration rights with respect to the 120,000 shares of common stock received as compensation, and consequently, such shares are not being registered for resale hereunder.

On May 21, 2008, we sold an aggregate 4,004,796 shares of our common stock and issued warrants exercisable for an aggregate 9,721,319 shares of our common stock in a private placement with accredited investors (the “May Financing”), all of which we agreed to register for resale under the provisions contained in Warrant Exercise Subscription Agreement dated May 16, 2008, pursuant to which 778,638 shares and 3,086,564 shares issuable upon the exercise of warrants are being registered for resale hereunder. We received net proceeds of approximately $4,200,000 after placement agent fees and offering expenses from the May Financing. In the May Financing, 4,004,796 of our outstanding warrants were exercised at a reduced strike price of $1.27 per warrant (including $375,000 of surrender of debt) for an aggregate of 4,004,796 shares of our common stock (the “May Warrant Shares”). Members of our then Board of Directors and management contributed approximately $500,000 of the new capital. In addition to the May Warrant Shares, we issued two new common stock purchase warrants, with an exercise price of $1.45, for each outstanding warrant exercised, for a total of 8,009,586 new warrants exercisable for 8,009,586 shares of our common stock. As part of the May Financing, we also extended the maturity date of $2.85 million of convertible debt that was due on June 30, 2008 until December 31, 2008 by issuing the note holders 510,294 common stock purchase warrants, with an exercise price of $1.45, exercisable for 510,294 shares of our common stock. Empire Asset Management Company acted as financial advisor for the transaction and received 1,201,439 warrants exercisable at prices ranging from $1.27 to $1.45 per share and a cash fee. We also agreed to register for resale the 1,201,439 shares of our common stock issuable upon exercise of the warrants issued to Empire Asset Management Company.

The table below presents information regarding the selling stockholders and the shares of our common stock that they may offer and sell from time to time under this prospectus. Percentages of beneficial ownership are based upon 29,979,493 shares of common stock issued and outstanding as of August 12, 2008.

We considered the following factors and made the following assumptions regarding the table:

•
except as otherwise noted in footnote (2) to the table, beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire common stock within 60 days of July 1, 2008;

•
unless otherwise indicated below, to our knowledge, the selling stockholders named below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law; and

•	the selling stockholders may sell all of the securities offered by this prospectus under certain circumstances.

Notwithstanding these assumptions, the selling stockholders may sell less than all of the shares listed on the table. In addition, the selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares since the date on which the information in the table below is presented. The shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares of common stock that the selling stockholders will sell under this prospectus. Information about the selling stockholders may change over time.

	NUMBER OF SHARES BENEFICIALLY OWNED	SHARES OF COMMON STOCK	SHARES BENEFICIALLY OWNED AFTER OFFERING
	BEFORE	BEING
SELLING STOCKHOLDERS(1)	OFFERING	OFFERED(2)	NUMBER(2)	PERCENTAGE

A & S Levy Family Holdings LLP (3)	40,000	40,000	0	*
AIGH Investment Partners, LLC (4)	4,965,447	1,688,150	3,277,297	10.9%
Jeffrey Allard (5)	59,370	59,370	0	*
AME Capital Group LLC (6)	372,746	322,746	50,000	*
Robert Baratta (7)	20,000	20,000	0	*
Susan Bergtraum (8)	39,685	39,685	0	*
Hershel Berkowitz (9)	987,139	331,818	655,321	2.2%
David Berman (10)	345,826	345,826	0	*
Block Family Trust (11)	10,000	10,000	0	*
Joseph Bronner (12)	53,670	53,670	0	*
Frank Lennart Brunnberg (13)	2,183	728	1,455	*
CAM ELM Company LLC (14)	372,746	322,746	50,000	*
Richard Cardinale (15)	33,998	16,838	17,160	*
Charles A. Carver (16)	20,000	20,000	0	*
Thomas H. Cruikshank (17)	80,000	80,000	0	*
EL Equities LLC (18)	124,175	29,516	94,659	*
Electrum Capital Partners LP (19)	21,324	21,324	0	*
Empire Asset Management Company (20)	487,871	487,871	0	*
Fame Associates (21)	67,150	62,150	5,000	*
Michael L. Fields (22)	39,370	39,370	0	*
Gilbert A. Flores Irrevocable Management Trust (23)	40,000	40,000	0	*
Giorgio USA (24)	118,110	118,110	0	*
Garr W. Godfrey (25)	59,370	59,370	0	*
Mikael Hagman (26)	153,254	22,965	130,289	*
Gary D. Heihn (27)	10,000	10,000	0	*
Kevin Howe (28)	10,000	10,000	0	*
Robert E. Irelan (29)	98,740	98,740	0	*
Iroquois Master Fund Ltd (30)	450,828	25,000	425,828	1.4%
William B. Jones, MD (31)	20,000	20,000	0	*
James Kardon (32)	7,893	5,944	1,949	*
Arthur Kohn (33)	324,192	108,064	216,128	*
Jesper H. Lagercrantz (34)	42,647	14,216	28,431	*
Robert Lange (35)	20,000	20,000	0	*
The Lanovara Family Trust (36)	10,000	10,000	0	*
LaPlace Group LLC (37)	543,258	456,258	87,000	*
James A. or Judy B. Lesley (38)	20,000	20,000	0	*
Jonas G. Litborn (39)	9,247	728	8,519	*
Longview Fund LP (40)	648,282	35,162	613,120	2.0%
Samuel S. Nebenzahl (41)	146,684	125,984	20,700	*
Jan Nylander (42)	22,854	1,261	21,593	*
Valdimiro Panichi (43)	48,695	39,636	9,059	*
Randall Eugene James Oil Co. MPP (44)	50,000	50,000	0	*
Eliyohu Rechnitzer (45)	10,662	10,662	0	*
Robho Properties, Inc. (46)	40,000	40,000	0	*
Rockmore Investment Master Fund Ltd (47)	204,180	16,667	187,513	*

	NUMBER OF SHARES BENEFICIALLY OWNED	SHARES OF COMMON STOCK	SHARES BENEFICIALLY OWNED AFTER OFFERING
	BEFORE	BEING
SELLING STOCKHOLDERS(1)	OFFERING	OFFERED(2)	NUMBER(2)	PERCENTAGE

Gabor M. Rubanyi (48)	49,370	49,370	0	*
Charles Schumann (49)	40,000	40,000	0	*
Steven W. Spira (50)	151,608	127,148	24,460	*
Symetrix Solutions Inc. (51)	49,370	49,370	0	*
Transpro Property & Casualty Insurance Corp. (52)	60,000	60,000	0	*
Whalehaven Capital Fund Limited (53)	1,850,792	373,250	1,477,542	4.9%
Wolfson Equities (54)	1,218,107	307,074	911,033	3.0%
Aaron Wolfson (55)	893,563	33,683	859,880	2.9%
Abraham Wolfson (56)	27,015	9,005	18,010	*
Morris Wolfson (57)	27,015	9,005	18,010	*
_____ * less than one percent

(1) Unless otherwise noted, this table is based on information supplied to us by the selling stockholders and certain records of the company.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) The shares of common stock being offered in this offering are 40,000 shares of common stock held directly. Arthur J. Levy MD and Susan Levy have shared voting and investment control over such shares. The business address for the selling stockholder is 29256 N. 108th Place, Scottsdale, AZ 85262.

(4) The shares of common stock being offered in this offering are 1,688,150 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 3,277,297 shares of common stock held directly. Orin Hirschman has voting and investment control over such shares. The business address for the selling stockholder is 6006 Berkeley Avenue, Baltimore, MD 21209-4014.

(5) The shares of common stock being offered in this offering are comprised of 20,000 shares of common stock held directly and 39,370 shares of common stock issuable upon the exercise of warrants.

(6) The shares of common stock being offered in this offering are comprised of 107,582 shares of common stock held directly and 215,164 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 50,000 shares of common stock held directly. Avi Schron has voting and investment control over such shares. The business address for the selling stockholder is 45 Broadway, 25th Floor, New York, NY 10006.

(7) The shares of common stock being offered in this offering are 20,000 shares of common stock held directly.

(8) The shares of common stock being offered in this offering are comprised of 20,000 shares of common stock held directly and 19,685 shares of common stock issuable upon the exercise of warrants.

(9) The shares of common stock being offered in this offering are 331,818 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an aggregate 654,092 shares of common stock held directly and 333,047 shares of common stock issuable upon the exercise of warrants.

(10) The shares of common stock being offered in this offering are comprised of 252,913 shares of common stock held directly and 92,913 shares of common stock issuable upon the exercise of warrants.

(11) The shares of common stock being offered in this offering are 10,000 shares of common stock held directly. Carleton Block has voting and investment control over such shares. The business address for the selling stockholder is 19401 Hiawatha Street, Northridge, CA 91326.

(12) The shares of common stock being offered in this offering are comprised of 17,890 shares of common stock held directly and 35,780 shares of common stock issuable upon the exercise of warrants.

(13) The shares of common stock being offered in this offering are 728 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 1,455 shares of common stock held directly.

(14) The shares of common stock being offered in this offering are comprised of 107,582 of common stock held directly and 215,164 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 50,000 shares of common stock held directly. Avi Schron has voting and investment control over such shares. The business address for the selling stockholder is 45 Broadway, 25th Floor, New York, NY 10006.

(15) The shares of common stock being offered in this offering are 16,838 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 17,160 shares of common stock issuable upon the exercise of warrants. Mr. Cardinale received the shares being registered hereby as compensation paid to Empire Asset Management Company by the Company. Empire Asset Management Company has acted as a professional advisor to the Company. See “Relationship of Selling Stockholders to the Company” below.

(16) The shares of common stock being offered in this offering are 20,000 shares of common stock held directly.

(17) The shares of common stock being offered in this offering are 80,000 shares of common stock held directly.

(18) The shares of common stock being offered in this offering are comprised of 2,500 shares of common stock held directly and 27,016 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an aggregate 69,032 shares of common stock held directly, 10,714 shares of common stock issuable upon the conversion of notes and 44,429 shares of common stock issuable upon the exercise of warrants. Eli Levitin has voting and investment control over such shares. The business address for the selling stockholder is One State Street Plaza, 29th Floor, New York, NY 10004.

(19) The shares of common stock being offered in this offering are comprised of 7,108 shares of common stock held directly and 14,216 shares of common stock issuable upon the exercise of warrants. Tallie Taylor has voting and investment control over such shares. The business address for the selling stockholder is 114 Ames Avenue, Leonia, NJ 07605.

(20) The shares of common stock being offered in this offering are comprised of 12,000 shares of common stock held directly and 475,871 shares of common stock issuable upon the exercise of warrants. Christian Coluccio has voting and investment control over such shares. The business address of the selling stockholder is 2 Rector Street, 15th Floor, New York, NY 10271. Empire Asset Management Company has acted as a professional advisor to the Company. See “Relationship of Selling Stockholders to the Company” below.

(21) The shares of common stock being offered in this offering are comprised of 18,050 shares of common stock held directly and 44,100 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 5,000 shares of common stock issuable upon the exercise of warrants. Alan Schechter has voting and investment power over such shares. The business address for the selling stockholder is 111 Broadway, 20th Floor, New York, NY 10006.

(22) The shares of common stock being offered in this offering are comprised of 19,685 shares of common stock held directly and 19,685 shares of common stock issuable upon the exercise of warrants.

(23) The shares of common stock being offered in this offering are 40,000 shares of common stock held directly. Gilbert M. Flores, Trustee, has voting and investment control over such shares. The business address for the selling stockholder is 15055 Henry Road, Houston, TX 77060.

(24) The shares of common stock being offered in this offering are comprised of 59,055 shares of common stock held directly and 59,055 shares of common stock issuable upon the exercise of warrants. Roberto Masolo has voting and investment control over such shares. The business address for the selling stockholder is 200 Lexington Avenue, New York, NY 10016.

(25) The shares of common stock being offered in this offering are comprised of 39,685 shares of common stock held directly and 19,685 shares of common stock issuable upon the exercise of warrants.

(26) The shares of common stock being offered in this offering are 22,965 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 41,992 shares of common stock held directly and 88,297 shares of common stock issuable upon the exercise of options. Mr. Hagman is the former President and Chief Executive Officer of the Company. See “Relationship of Selling Stockholders to the Company” below.

(27) The shares of common stock being offered in this offering are 10,000 shares of common stock held directly.

(28) The shares of common stock being offered in this offering are 10,000 shares of common stock held directly.

(29) The shares of common stock being offered in this offering are comprised of 59,370 shares of common stock held directly and 39,370 shares of common stock issuable upon the exercise of warrants.

(30) The shares of common stock being offered in this offering are 25,000 shares of common stock held directly. The shares beneficially owned before this offering include an additional 425,828 shares of common stock issuable upon the exercise of warrants. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Floor, New York, NY 10022.

(31) The shares of common stock being offered in this offering are 20,000 shares of common stock held directly.

(32) The shares of common stock being offered in this offering are 5,944 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an aggregate 1,806 shares of common stock held directly and 6,087 shares of common stock issuable upon the exercise of warrants. Mr. Kardon is an attorney at Hahn & Hessen LLP and has acted as a professional advisor to the Company. See “Relationship of Selling Stockholders to the Company” below.

(33) The shares of common stock being offered in this offering are 108,064 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 216,128 shares of common stock held directly.

(34) The shares of common stock being offered in this offering are 14,216 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 28,431 shares of common stock held directly.

(35) The shares of common stock being offered in this offering are 20,000 shares of common stock held directly.

(36) The shares of common stock being offered in this offering are 10,000 shares of common stock held directly. Vincent S. Lanovara has voting and investment control over such shares. The business address for the selling stockholder is 524 E. Mariners Circle, Fresno CA 93730.

(37) The shares of common stock being offered in this offering are comprised of 144,086 shares of common stock held directly and 312,172 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 87,000 shares of common stock held directly. Reuven Dessler has voting and investment control over such shares. The business address of the selling stockholder is 3666 Shannon Road, Cleveland Heights, OH 44118.

(38) The shares of common stock being offered in this offering are 20,000 shares of common stock held directly.

(39) The shares of common stock being offered in this offering are 728 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before the offering include an aggregate 1,455 shares of common stock held directly, 7,064 shares of common stock issuable upon the exercise of options and 728 shares of common stock issuable upon the exercise of warrants. Mr. Litborn is an employee of the Company. See “Relationship of Selling Stockholders to the Company” below.

(40) The shares of common stock being offered in this offering are 35,162 shares of common stock held directly. The shares beneficially owned before the offering include 201,829 shares held directly, 214,286 shares of common stock issuable upon conversion of notes and 232,167 shares of common stock issuable upon the exercise of warrants. Peter T. Benz has sole voting and investment control over such shares. The business address for the selling stockholder is 600 Montgomery Street, 44th Floor, San Francisco, CA 94111.

(41) The shares of common stock being offered in this offering are comprised of 62,992 shares of common stock held directly and 62,992 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 20,700 shares of common stock held directly.

(42) The shares of common stock being offered in this offering are 1,261 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 21,593 shares of common stock held directly.

(43) The shares of common stock being offered in this offering are comprised of 10,000 shares of common stock held directly and 29,636 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before the offering include an additional 9,059 shares of common stock held directly. Mr. Panichi received a portion of the shares being registered hereby as compensation paid to Empire Asset Management Company by the Company. Empire Asset Management Company has acted as a professional advisor to the Company. See “Relationship of Selling Stockholders to the Company” below.

(44) The shares of common stock being offered in this offering are 50,000 shares of common stock held directly. Randall James has voting and investment control over such shares. The business address for the selling stockholder is 1800 N. Santa Fe, Guthrie, OK 73044.

(45) The shares of common stock being offered in this offering are comprised of 3,554 shares of common stock held directly and 7,108 shares of common stock issuable upon the exercise of warrants.

(46) The shares of common stock being offered in this offering are 40,000 shares of common stock held directly. Richard A. Hohman and Robert Hohman have shared voting and investment control over such shares The business address for the selling stockholder is 951 Pacific Avenue, Long Beach, CA 90813.

(47) The shares of common stock being offered in this offering are 16,667 shares of common stock held directly. The shares beneficially owned before this offering include an additional 71,429 shares of common stock issuable upon conversion of notes and 116,084 shares of common stock issuable upon the exercise of warrants. The business address for the selling stockholder is 150 East 58th Street, New York, NY 10155. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability Company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Funs and, as of July 8, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim any beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(48) The shares of common stock being offered in this offering are comprised of 29,685 shares of common stock held directly and 19,685 shares of common stock issuable upon the exercise of warrants.

(49) The shares of common stock being offered in this offering are comprised of 20,000 shares of common stock held directly and 20,000 shares of common stock issuable upon the exercise of warrants.

(50) The shares of common stock being offered in this offering are comprised of 39,716 shares of common stock held directly and 87,432 shares issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 24,460 shares of common stock held directly.

(51) The shares of common stock being offered in this offering are comprised of 29,685 shares of common stock held directly and 19,685 shares of common stock issuable upon the exercise of warrants. Mark Sterland has voting and investment control over such shares. The business address for the selling stockholder is 105 W. Jackson Avenue Suite 2, Napersville, IL 60540.

(52) The shares of common stock being offered in this offering are 60,000 shares of common stock held directly. Gilbert M. Flores has voting and investment control as President of Transpro Property and Casualty Insurance Corporation over such shares. Gilbert M. Flores disclaims any beneficial ownership of such shares of common stock. The business address for the selling stockholder is 15055 Henry Road, Houston TX 77060.

(53) The shares of common stock being offered in this offering are comprised of 25,000 shares of common stock held directly and 348,250 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an aggregate 1,047,149 shares of common stock held directly, 107,143 shares of common stock issuable upon conversion of notes and 696,500 shares of common stock issuable upon the exercise of warrants. Brian Mazzella, as CFO, and Arthur Jones and Trevor Williams, as Directors, have voting and investment control over such shares. The business address for the selling stockholder is 560 Sylvan Avenue, 3rd Floor, Englewood Cliffs, NJ 07632.

(54) The shares of common stock being offered in this offering are 20,833 shares of common stock held directly and 286,241 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an aggregate 697,479 shares of common stock held directly, 89,285 shares of common stock issuable upon conversion of notes and 431,343 shares of common stock issuable upon the exercise of warrants. Aaron Wolfson is Managing General Partner of Wolfson Equities and has sole voting and dispositive power over the shares held by Wolfson Equities. Mr. Wolfson disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The business address for the selling stockholder is 209 Second Street, PMB #57, Lakewood, NJ 08701.

(55) The shares of common stock being offered in this offering are comprised of 6,667 shares of common stock held directly and 27,016 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an aggregate 94,033 shares of common stock held directly, 28,571 shares of common stock issuable upon conversion of notes, 73,480 shares of common stock issuable upon the exercise of warrants, and 697,479 shares of common stock beneficially owned by Wolfson Equities. Aaron Wolfson is Managing General Partner of Wolfson Equities and has sole voting and dispositive power over the shares of common stock beneficially owned by Wolfson Equities. Mr. Wolfson disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(56) The shares of common stock being offered in this offering are comprised of 9,005 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 18,010 shares of common stock held directly.

(57) The shares of common stock being offered in this offering are 9,005 shares of common stock issuable upon the exercise of warrants. The shares beneficially owned before this offering include an additional 18,010 shares of common stock held directly.

Selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholders (a) did not acquire its Common Stock in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

RELATIONSHIP OF SELLING STOCKHOLDERS TO THE COMPANY

Empire Asset Management Company previously acted as a financial advisor to our company and acted in such capacity in both the March Financing and May Financing. Richard Cardinale and Valdimiro Panichi are, to the knowledge of the Company, employees of Empire Asset Management Company, and a portion of the shares being registered hereunder by Mr. Panichi and all of the shares being registered hereunder by Mr. Cardinale were issued as compensation to Empire Asset Management Company in connection with the May Financing. James Kardon is an attorney at Hahn & Hessen, LLP, which firm has provided professional services to us, and is opining on the shares issued in the May Financing. See “Legal Matters.” Mikael Hagman is our former President and Chief Executive Officer and Jonas Litborn is an employee of the Company. None of the other selling stockholders listed above has held any position or office, or has had any material relationship, with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering the sale of shares of our common stock on behalf of the selling stockholders. A selling stockholder is a person named in the section entitled “Selling Stockholders” and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift or other non-sale related transfer.

We do not know of any plan of distribution for the resale of our common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares, although we may receive proceeds from the exercise of warrants for shares of our common stock. See “Use of Proceeds.”

Each selling stockholder of the common stock may, from time to time, sell any or all of their shares of common stock on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed our company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our common stock offered hereby that is issuable pursuant to warrants issued in the Merger and that was issued in the March Financing will be passed upon for us by Reed Smith LLP, San Francisco, California. The validity of our common stock offered hereby that was issued in the May Financing (or issuable pursuant to warrants issued in the May Financing) will be passed upon for us by Hahn & Hessen LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Neonode Inc. as of December 31, 2007 and 2006 have been incorporated by reference herein in reliance upon the report (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of BDO Feinstein International AB, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we will make with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on April 15, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 20, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 14, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on April 17, 2008; May 27, 2008; May 28, 2008; June 2, 2008; June 9, 2008; July 2, 2008; July 15, 2008; July 28, 2008; and August 12, 2008;

•
The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2007 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2008; and

•	The description of our common stock included in our registration statement on Form 8-A.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary
Neonode Inc.
4000 Executive Parkway, Suite 200
San Ramon, CA 94853
(925) 355-7700

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling stockholders. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$186
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$10,000
Total	$50,186

Item 15. Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for improper payment of dividends or redemptions of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

As permitted by Section 145 of the DGCL, our Bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, (ii) we may, in our discretion, indemnify other officers, employees and agents as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in our Bylaws are not exclusive, (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and (vi) we may not retroactively amend the Bylaws provisions relating to indemnity.

We have entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises. Our obligation to indemnify our officers and directors is subject to certain limitations set forth in the indemnification agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or key employees as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any of its officers or directors.

The selling stockholders have entered into an agreement with us whereby they jointly and severally agree, to the extent permitted by law, to indemnify and hold harmless the registrant, each officer of the registrant who signs this registration statement and each director of the registrant, against all losses, claims, damages or liabilities, joint or several, to which the registrant or such officer or director may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or exhibit thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in each case, and will reimburse the registrant and each such officer and director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the selling stockholders will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such selling stockholders, as such, furnished in writing to the registrant by or on behalf of a selling stockholder specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the selling stockholders hereunder shall be limited to the gross proceeds (net of the amount of any damages the selling stockholders have otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by the selling stockholders from the sale of the common stock covered by this registration statement. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The above discussion of the DGCL and our Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation and Bylaws.

Item 16. Exhibits

Number	Exhibit
5.1	Opinion of Reed Smith LLP
5.2	Opinion of Hahn & Hessen LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1)
23.3	Consent of Hahn & Hessen LLP (included in the opinion filed as Exhibit 5.2)
24.1	Power of Attorney*

* Previously filed

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 26th day of August, 2008.

NEONODE INC.

By:	/s/David W. Brunton
David W. Brunton
Chief Financial Officer, Vice President, Finance and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

*	Interim Chief Executive Officer, Chairman	August 26, 2008
Per Bystedt	(Principal Executive Officer)

/s/ David W. Brunton	Chief Financial Officer, Vice President, Finance	August 26, 2008
David W. Brunton	and Secretary
(Principal Financial and Accounting Officer)

*	Director	August 26, 2008
Susan Major

*	Director	August 26, 2008
Kenneth Olson

*	Director	August 26, 2008
John Reardon

*By: /s/ David W. Brunton
David W. Brunton
(as Attorney-in-Fact)

EXHIBIT INDEX

Number	Exhibit
5.1	Opinion of Reed Smith LLP
5.2	Opinion of Hahn & Hessen LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1)
23.3	Consent of Hahn & Hessen LLP (included in the opinion filed as Exhibit 5.2)
24.1	Power of Attorney*

* Previously filed